Exhibit 99.1

Intercontinental Exchange announces appointment of Thomas E. Noonan to ICE Board of Directors

Ann Cairns expected to become Chair of ICE Clear Europe Board in January 2017 and join ICE Board during 2017

ATLANTA & NEW YORK, September 21, 2016 – Intercontinental Exchange (NYSE:ICE), a leading operator of global exchanges and clearing houses and provider of data and listings services, today announced that Thomas E. Noonan has joined the Board of Directors of Intercontinental Exchange. Mr. Noonan is an entrepreneur who has started and sold companies focused on technology and cybersecurity, including Internet Security Systems, and today is a General Partner of TechOperators which is an early-stage venture fund. Mr. Noonan was also appointed as a member of ICE’s Risk Committee.

ICE also announced that Ann Cairns is expected to join the Board of Directors of ICE Clear Europe as Chairperson in January 2017 as well as joining the Board of Directors of Intercontinental Exchange shortly thereafter. Ms. Cairns’ appointment as Chairperson of the ICE Clear Europe Board of Directors will follow the retirement of Sir Bob Reid, the current Chairperson of ICE Clear Europe. Ms. Cairns is currently the President of International Markets for MasterCard, and previously held banking and operational roles at global institutions such as ABN-AMRO and Citigroup, while starting her career at British Gas in the North Sea oil division.

“We are pleased to welcome Tom to our Board and the wealth of expertise he brings in technology and cybersecurity at the Board level,” said Jeffrey C. Sprecher, Chairman and Chief Executive Officer of Intercontinental Exchange. “We also look forward to Ann joining in the near future to bring strong risk management experience to our Board. Each of these individuals are successful business leaders in their respective industries and will provide valuable insights and experience.”

Mr. Noonan commented on the opportunity to serve on the Intercontinental Exchange Board by stating: “I am pleased to be joining ICE’s Board of Directors at this important time in the continued evolution of financial markets and I look forward to contributing to the governance of the company as well as its growth initiatives. Jeff and his colleagues have done a fantastic job growing the ICE business and diversifying its product base over the last decade and I enjoy working with innovative companies like ICE.”

Ms. Cairns added: “I look forward to working with the ICE Clear Europe Board during a time of significant change and opportunity in the UK and Europe, as well as the chance to join the Intercontinental Exchange Board to further build on the strong governance and risk management practices across the company. The role of regulated market infrastructure is increasingly critical to markets and economies with the goal of driving stable and sustained growth, and ICE’s position as a global leader brings tremendous responsibility and opportunity.”

Paul Swann, President and Managing Director of ICE Clear Europe stated “On behalf of the ICE Clear Europe Board, I would like to thank Sir Bob for his exceptional guidance and leadership since we launched ICE Clear Europe in 2008. We welcome Ann as incoming Chairperson of the ICE Clear Europe board. Our stakeholders will benefit from Ann’s international business experience, technology insights and financial markets knowledge.”

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) operates a leading network of global futures, equity and equity options exchanges, as well as global clearing and data services across financial and commodity markets. The New York Stock Exchange is the world leader in capital raising, listings and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 4, 2016.

SOURCE: Intercontinental Exchange

ICE- CORP

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